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                          PURCHASE PAYMENT CREDIT RIDER

                     MetLife Investors USA Insurance Company

This Rider forms a part of the Contract to which it is attached and is effective as of the Issue Date. In the case of a conflict with any provision of the Contract or any other rider, the provisions of this Rider will control.

The Purchase Payment Credit is set forth on the Contract Schedule.

Purchase Payment Credits will be deducted as follows:

a) If you exercise the "Free Look" provision of the Contract, the Purchase Payment Credits shall not be deemed a part of your Account Value and we will return your Account Value less the Purchase Payment Credits.

b) All Purchase Payment Credits credited during the Death Benefit Recapture Period shall be deducted from the Account Value before determining any death benefit. The Death Benefit Recapture Period is defined on the Contract Schedule.

c) For purposes of calculating the amount of annuity payments, the Adjusted Account Value will be reduced by any Unvested Purchase Payment Credit. The Unvested Purchase Payment Credit is defined on the Contract Schedule and will be calculated for each Purchase Payment Credit credited to your Account Value.

d) If withdrawal charges are waived in connection with a total withdrawal pursuant to the Terminal Illness Rider or the Nursing Home or Hospital Confinement Rider, we will deduct from your Account Value all Purchase Payment Credits credited during the Withdrawal Recapture Period, as defined on the Contract Schedule.

Under each of the above deductions, the effect will be that you receive any investment gain and bear any loss on the Purchase Payment Credits deducted.

Each Purchase Payment Credit will be allocated to the Contract in the same proportion that the applicable Purchase Payment is allocated.

All Purchase Payment Credits shall be treated as earnings under the Contract.

If Joint Owners are named, the age of the oldest Owner will apply under this Rider. If a non-natural person owns the Contract, then the Annuitant's age will apply under this Rider.

MISSTATEMENT OF AGE   The "Misstatement of Age or Sex" provision in the Contract
OR SEX                is modified to provide that we may also require proof of
                      age of any Owner.

MetLife Investors USA Insurance Company has caused this Rider to be signed by its Secretary.

                                        METLIFE INVESTORS USA INSURANCE COMPANY

                                                       SECRETARY

8030 (5/09)-XXC